FULL SERVICE BROKER AGREEMENT

This Full Service Broker Agreement (“Agreement”) is made and entered into as of the 7th day of November, 2006, by and between Tootie Pie Company, Inc., 129 Industrial Drive, Boerne, TX  78006 (“TPC”) and Hanks Brokerage, located at 1808 Monetary Lane, Suite 100, Carrollton, TX  75006 (“Broker”).

Whereas, TPC and Broker mutually desire that Broker act as a foodservice broker for TPC, subject to the terms, conditions and limitations herein.

Now, for and in consideration of the premises hereto, and the terms and conditions herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.

Broker:  Broker shall act as TPC’s broker with respect to the sales of only those products identified in the Product and Commission Schedule attached hereto as Exhibit A and made a part hereof, and for shipment only in the areas specified on Exhibit B (the “Permitted Accounts”).

2.

Orders and Billing:  All orders obtained by Broker shall be made subject to acceptance by TPC and such acceptance may be withheld for any reason deemed sufficient by TPC in its sole discretion.  Buyers shall be billed directly from TPC and its then current prices and on its then current terms.  Buyers shall submit all orders on forms acceptable to TPC.  Buyer may not execute any order on behalf of TPC.

3.

Commissions:  With respect to every sale made by TPC pursuant to an order solicited by Broker in accordance with this Agreement, TPC shall pay to Broker the commissions described in Exhibit A; provided, however, that no commission shall be payable to Broker with respect to any sales made by Broker to itself, to any affiliate of Broker, or to any person employed by Broker.  Such Commission shall be paid to Broker at its office on or before the fifteenth (15th) day following the month in which the applicable sale was made.  A sale shall be deemed to have been made when the products are shipped or delivered to the buyer, and TPC has received payment in full.

4.

Relationship with Buyer:  Broker agrees that no portion of any such commission shall, directly or indirectly, be paid, given or credited to a buyer or used in any way that would result in giving any buyer a lower price that which such buyer would receive if Broker’s services had not been utilized.  Broker shall not act on behalf of or be subject to the control of any person from whom an order is secured but shall act solely on behalf of TPC with respect to all matters covered by this Agreement.

5.

Functions:  With the exception of any TPC sales representative, Broker shall act as TPC’s sole selling agent with respect to the Permitted Accounts (see Exhibit B) and shall perform the following functions:

a)

Broker shall service the Permitted Accounts by soliciting orders, introducing new products at TPC’s request and maintaining contact with the Permitted Accounts to receive and answer any suggestions, comments and complaints.

b)

Broker shall keep informed of competitive activity within the territory specified in Exhibit B and shall transmit all information to TPC relating to competitive pricing, promotion and advertising bearing on TPC’s products.

c)

Broker shall perform the customary account management functions for the Permitted Accounts.  Specific foodservice objectives (which shall include, but not be limited to, objectives regarding food distribution, school and commodity channels), to be used in connection with account management functions, shall be set by TPC and compiled with by Broker.  TPC shall have the right to unilaterally change the objectives when it deems that it is in its best interest to do so.

d)

In support of direct buying accounts and/or end-user business, Broker shall make sales calls on the foodservice trade to increase and develop end-user business, subject to the terms contained herein.

e)

Broker shall, on TPC’s behalf, at Brokers expense, attend trade shows relating to the food trade within the territory specified in Exhibit B.

6.

Reports:  Broker shall prepare and submit in a timely manner all reports and correspondence requested by TPC.  Notwithstanding the foregoing, Broker shall submit monthly reports, within (15) days from the conclusion of the respective month being reported, in form and substance acceptable to TPC to inform TPC of the status of all sales and marketing efforts.  Reports should include a detailed client/prospect report including, but not limited to:  Account name, location and primary contact information, order status or interest level and detailed notes on all correspondence between Broker and the respective account.  Furthermore, in connection with the termination or expiration of this Agreement, Broker shall promptly (and in no event later than the fifteenth (15th) day after the effective date of the termination or expiration of the Agreement) submit a final report containing all information required by TPC.

7.

Indemnification and Insurance:  TO THE FULLEST EXTENT PERMITTED BY LAW, BROKER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TPC, ITS AFFILIATED COMPANIES, PARTNERS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AND LICENSEES AND ALL OTHER PARTIES CLAIMING BY OR THROUGH ANY OF THE FOREGOING (COLLECTIVELY, “INDEMNITEES”) FOR, FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITIES (INCLUDING, WITHOUT LIMITATION, CLAIMS AND LIABILITIES RELATING TO BODILY INJURY OR PROPERTY DAMAGE), DIRECTLY OR INDIRECTLY ARISING OUT OF, RESULTING FROM OR RELATED TO THIS AGREEMENT OR THE SERVICES THAT BROKER IS OBLIGATED TO PERFORM HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY FAILURE BY BROKER TO PROPERLY PERFORM SAID SERVICES, OR NEGLIGENCE OR MISCONDUCT OF BROKER OR BROKER’S OFFICERS, AGENTS, EMPLOYEES, OR SUBCONTRACTORS, EVEN IF SUCH CLAIMS OR LIABILITIES ARE CAUSED IN PART BY THE NEGLIGENCE OF ANY INDEMNITEE.

Broker shall maintain, at its sole cost and expense, the detailed insurance requirements listed in the attached Exhibit C “Minimum Insurance

Requirements”. Each of the named policies in Exhibit C shall be on a form satisfactory to TPC, with exclusions and deductibles acceptable to TPC.  All insurance coverage’s shall include a Waiver of Subrogation in favor of the Indemnities.  In addition, the Indemnities shall be named as additional insured’s on the Business Auto Policy, Commercial General Liability Policy, and the Commercial Umbrella Policy.  Certificates of Insurance evidencing all insurance coverage shall be furnished to TPC upon request.

See Exhibit C “Minimum Insurance Requirements” for detailed insurance requirements.

8.

Termination:  The term of this Agreement shall be for a period of one year beginning on the date first written above, unless sooner terminated as provided herein.  This Agreement shall be automatically renewed for successive one year terms unless sooner terminated as provided herein.  If Broker does not fully comply with the terms and conditions of this Agreement, then TPC may, without prejudice to any other right or remedy and after giving Broker seven (7) days written notice, terminate this Agreement.  Also, this Agreement may be terminated by either party by giving the other party written notice of such intention to terminate at least thirty (30) days prior to the specified termination date; provided, however, beginning on the fifth anniversary date of this Agreement, the minimum time period for either party terminating this Agreement shall be extended to ninety (90) days.  Any such termination shall not affect the Broker’s rights to any commissions earned prior to the termination date, but no commissions shall become due after said termination.

9.

Notices:  All notices required by this Agreement shall be in writing and shall be deemed to have been sufficiently given when delivered and receipt acknowledged, whether in person, by U.S. certified or registered mail, by courier or by facsimile transmission addressed as follows:

If to TPC:

Tootie Pie Company, Inc.

129 Industrial Drive

Boerne, TX  78006

Attention:  Jeff Bailey

Phone:  210-237-4751

Fax:  210-237-4750

If to Broker:

Hanks Brokerage

1808 Monetary Lane, Suite 100

Carrollton, TX  75006

Attention:  Rory Hanks

Phone:  972-242-1832

Fax:  972-242-6920

Or to such other address as either party hereto shall designate in writing to the other party at its last designated address.

10.

Assignment:  Broker shall not assign or delegate any of its rights or duties under this Agreement without the prior written consent of TPC.  TPC may assign this Agreement without Broker’s consent.

11.

Severability:  If any provision of this Agreement shall be held invalid, unenforceable, or in conflict with any law governing this Agreement, the offending provision shall be deleted and the remaining provisions of this Agreement shall not be affected thereby.

12.

Independent Contractor:  It is understood that the relationship of Broker to TPC shall be that of an independent contractor.  Nothing contained herein or inferable here from shall be deemed or construed (i) to make Broker the agent, servant, or employee of TPC or (ii) to create any partnership, joint venture, or other association between TPC and Broker.

13.

Miscellaneous:  Broker shall provide the services described herein in accordance with the highest generally accepted national standards of care, skill, diligence and professional competence applicable to professionals engaged in providing similar services.  This Agreement and the exhibits hereto constitute the entire agreement between TPC and Broker pertaining to the subject matter hereof, and incorporates all prior and contemporaneous oral or written agreements or representations between the parties.  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be amended or modified only by a written amendment signed by duly authorized representatives of TPC and Broker.  All questions relating to the validity, interpretation or performance of this Agreement shall be determined in accordance with the laws of the State of Texas relating to contracts made and to be performed in the State.  The parties hereto herby agree that the venue of any action under this Agreement shall be exclusively in Kendall County, Texas, it being understood that this Agreement is accepted and entered into and performable in Kendall County.

In Witness Whereof, the parties hereto have executed this Agreement intending to be bound thereby, as of the date first written above.

TPC:

Broker:

Tootie Pie Company, Inc.

Hanks Brokerage

By:  /s/ Jeff Bailey

By:  /s/ Rory Hanks

Jeff P. Bailey

Rory Hanks

Vice President of Corporate Development

Director of Food Service

Exhibit A

Tootie Pie Company, Inc. Brokerage Rate Schedule

Product Category	Wholesale Distribution	National Account Chain *
All Pies	4%	**4%

*National Account Chain is defined as any account that has more than 10 units (locations) and is in more than one (1) state.

**TPC reserves the right to reduce the National Account Chain rate based on the following:

•

Original contact and/or sale to the respective account

•

Account management and service responsibilities by Broker and/or TPC

•

Pricing structures

•

Distributor programs

•

Rebate programs

Exhibit B

Permitted Accounts

This listing isn’t exclusive of all customers located in the geography of the ___________ marketplaces.  Any customer(s) outside the _____________________ area will be exempt from Broker responsibility, unless written approval from TPC is granted stating approval for Broker to service a non-permitted area customer.

Exhibit C

Minimum Insurance Requirements

Kind of Insurance	Limits of Liability

Workers Compensation	Statutory

Employers Liability (Including All States, US	Bodily Injury By Accident
Longshoremen & Harbor Workers' Act and other	$500,000 per employee
endorsements if applicable to the project).	Bodily Injury By Disease
$500,000 policy limit
Bodily Injury By Disease
$500,000 per employee

Commercial General Liability including but not	$1,000,000 per occurrence
limited to Premises Operations, Products &	Bodily Injury & Property Damage
Completed Operations, Broad Form Property	$1,000,000 aggregate
Damage, Contractual Liability, and where the	Products & Completed Operations
exposure exists, coverage for elevator, watercraft,	$2,000,000 general aggregate
blasting and explosions, blowout, cratering and
underground damage

Comprehensive Automobile Liability (Including	$1,000,000 combined single limit
hired and non-owned coverages)	Bodily Injury & Property Damage

Commercial Umbrella Liability	$1,000,000 each occurrence
$1,000,000 aggregate limit
Bodily Injury & Property Damage
Combined Single Limit

All Insurance Coverages Shall Provide:	1. 30 Day Written Notice of Cancellation
2. Waiver of Rights of Subrogation in Favor of
Tootie Pie Company, Inc.
3. "Additional Insured" Endorsement on Business
Auto Policy, Commercial General Liability Policy, &
Commercial Umbrella Policy.
4. Primary and Non-Contributory wording on
Commercial General Liability Policy.